Exhibit 99.1

Crescent State Bank Opens Loan Production Office; Community Bank Announces New Office In Raleigh

RALEIGH, N.C.—(BUSINESS WIRE)—Oct. 5, 2005—Michael G. Carlton, President of Crescent State Bank, a wholly-owned subsidiary of Crescent Financial Corporation, (NASDAQ: CRFN), has announced that the bank has opened a loan production office located at 4601 Six Forks Road, Suite 126, in Raleigh. The new office will act as a hub for commercial lending needs in the Raleigh area.

“We’re excited to be opening a commercial lending office in Raleigh,” said Carlton. “While we have many customers in this community, this office improves our efficiency in delivering quality services and products. The opening of a loan production office is the first step toward further expansion in this great community.”

About Crescent State Bank:

Crescent State Bank is a wholly owned subsidiary of Crescent Financial Corporation. The Bank opened in December 1998 to cater to the financial needs of the communities it serves. The bank has total assets of approximately $393 million, deposits of approximately $323 million, and loans of $297 million as of June 30, 2005, with nine full service banking offices in the communities of Cary (2), Apex, Clayton, Garner, Holly Springs, Sanford, Southern Pines, and Pinehurst, North Carolina, and a loan production office in Raleigh.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation’s recent filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10KSB and its other periodic reports.

    CONTACT: MMI Associates, Inc.

    Patty Briguglio, 919-233-6600

    Patty@mmimarketing.com

    SOURCE: Crescent State Bank

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